Exhibit (h)(7)(d)

Amendment No. 3 to Fund Participation and Service Agreement

between

Modern Woodmen of America

Capital Client Group, Inc.

American Funds Service Company

Capital Research and Management Company

and

American Funds Insurance Series

Modern Woodmen of America (the "Society"), on its behalf and on behalf of one or more separate accounts of the Society (the “Account”), Capital Client Group, Inc., f/k/a American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”) and American Funds Insurance Series (the “Fund” and together with the Society, AFD, Transfer Agent and CRMC, the “Parties”) have previously entered into a Fund Participation and Service Agreement, dated March 11, 2015, as amended by Amendment Nos. 1 and 2 to Fund Participation and Service Agreement (the "Participation Agreement"). The parties now desire to amend the Agreement by this Amendment No. 3 to Fund Participation and Service Agreement, dated effective July 24, 2024 (the "Amendment").

Except as modified hereby, all other terms and conditions of the Participation Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Participation Agreement shall have the same meaning in this Amendment.

RECITALS

WHEREAS, the Parties desire to amend the Participation Agreement as a result of changes to Rule 30e-3 under the Investment Company Act of 1940;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

I.             Sections 1 through 8 of Amendment No. 2 to Fund Participation and Service Agreement are hereby deleted in their entirety and replaced with the following:

1.	Provision of Fund Documents; Website Posting.

(a).          Fund Documents. The Fund, AFD, Transfer Agent, and CRMC are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).

(b).          Deadline for Providing, and Currentness of, Fund Documents.

(i)             The Fund, AFD, Transfer Agent, and CRMC shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Society (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Certificates.

(ii)            The Fund, AFD, Transfer Agent, and CRMC shall provide the Shareholder Reports on a timely basis (to facilitate the required website posting and mailing).

(c).          Format of Fund Documents. The Fund, AFD, Transfer Agent, and CRMC shall provide the Fund Documents to the Society (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)             are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A);

(ii)            permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)           permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).          Website Hosting. The Society shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund, AFD, Transfer Agent, and CRMC fulfill their obligations under this Amendment.

(e).          Use of Summary Prospectuses.

(i)             The Society shall ensure that an Initial Summary Prospectus is used for each currently offered Certificate described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)            The Fund, AFD, Transfer Agent, and CRMC shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).           Expense Allocation. Expenses shall be borne by the Parties hereto in accordance with the terms of Section 11 of the Participation Agreement.

(g).          Fund Document Website. CRMC shall, at its sole cost and expense, host and maintain a website (the “Fund Document Website”), on which it will make available to the Society, free of charge, the Fund Documents in accordance with the terms hereof. For the avoidance of doubt, the hosting and maintenance by CRMC of the Fund Document Website, including the timely posting of Fund Documents to the Fund Document Website for access by the Society, shall constitute full and complete compliance by the Fund with its obligations under Section 1 of this Amendment.

2.	Content of Fund Documents. The Fund, AFD, Transfer Agent, and CRMC shall be responsible for the content and substance of the Fund Documents as provided to the Society, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund, AFD, Transfer Agent, and CRMC shall be responsible for ensuring that the Fund Documents as provided to the Society:

(a).          Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).          Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Fund Documents for Paper Delivery by the Society. The Fund, AFD, Transfer Agent, and/or CRMC, as applicable, shall reimburse the Society for the costs of printing and mailing the Fund Documents to Certificate Holders; the printing and mailing of the Fund Documents to be performed by the Society.

4.	Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Society shall reasonably request, to facilitate the registration and sale of the Certificates. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Society’s preparation of its annually updated registration statement for the Certificates (and as otherwise reasonably requested by the Society), but in no event later than 100 calendar days after the close of each Portfolio’s fiscal year:

(a).          the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with Instruction 16 to Item 4 of Form N-4);

(b).          the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with

(i)       Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c).          the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with Instruction 7 to Item 17 of Form N-4).

5.	Construction of this Amendment; Participation Agreement.

(a).          This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).          To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	[Reserved.]

7.	Indemnification. The Fund, AFD, Transfer Agent, and CRMC specifically agree to indemnify and hold harmless the Society (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Society (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund, AFD, Transfer Agent, or CRMC to provide the Fund Documents in accordance with the terms of this Amendment or any material failure or alleged material failure to fulfill their other duties and responsibilities under this Amendment or for any other material breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

The Society specifically agrees to indemnify and hold harmless each of the Fund, AFD, Transfer Agent, and CRMC (and their respective officers, directors and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any one of them (or their respective officers, directors and employees) as a result of any failure or alleged failure by the Society to maintain the website specified in paragraph (j)(1)(iii) of Rule 498A in accordance with the requirements of Rule 498A or any material failure or alleged material failure to fulfill any of its other duties and responsibilities under this Amendment or for any other material breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of July 24, 2024.

MODERN WOODMEN OF AMERICA
for itself and on behalf of the Separate Accounts

By:	/s/ Jerald J. Lyphout
Name: Jerald J. Lyphout
Title: President

CAPITAL CLIENT GROUP, INC. F/K/A AMERICAN
FUND DISTRIBUTORS, INC.

By:	/s/ Timothy W. McHale
Name: Tim McHale
Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Michael W. Stockton
Name: Michael W. Stockton
Title: Executive Vice President

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Joshua R. Diggs
Name: Joshua R. Diggs
Title: Authorized Signatory

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Timothy W. McHale
Name: Tim McHale
Title: Sr. VP & Sr. Counsel, Fund Business Group